Exhibit 99.1


FOR IMMEDIATE RELEASE:                             Media Contact:   Kit Chambers
                                                   Ph: 469-227-7806
                                                   kchambers@oceanri.com

OCEAN RESOURCES LANDS EXCLUSIVE RECOVERY DEAL; SETS SIGHTS ON MILLIONS OF DOLLARS IN LOST CARGO

Dallas, TX - September 25, 2003 - In a ground-breaking, exclusive licensing arrangement, Ocean Resources, Inc. (OTCBB-OCRI) and Bluewater Recoveries, Ltd., acting as exclusive agents for Valurex SA, will undertake the recovery of up to five deep-ocean wrecks with cargo valued in excess of U.S. $70 million. The endeavor starts with a WWII cargo vessel with a manifested cargo of metals and minerals destined for the war effort. The current spot commodity exchange value of this one vessel's cargo exceeds $30 million. Ocean Resources has the first right of refusal on four additional wrecks with cargo values currently estimated at over U.S. $40 million.

"Given the very high accuracy of the site position given by Bluewater and the detailed video of the site, I believe a recovery of over 90% of the cargo is possible," said Mr. Graham D. Jessop, Ocean Resources' Vice President of Recovery Operations.

Ocean Resources intends to further deploy its recovery equipment in order to facilitate future projects under the licensing arrangement, at working depths of up to 6,000 meters. "We are very excited about the potential returns from this first project," Mr. Jessop added, "and from four other wrecks under our exclusive licensing arrangement."

Bluewater Recoveries, Ltd. is a specialist marine operations company with specific expertise in wreck location and survey. It is credited with a string of successful projects, including the world's deepest located wreck, a WWII German blockade runner located in 5,762 meters, the re-discovery of the WWII German battleship Bismarck, and the discovery of the HMS Hood in the Denmark Strait.

Ocean Resources, Inc. (www.oceanri.com) is engaged in the business of deep water research, exploration, survey, and recovery operations of valuable shipwrecks throughout the world. Through its subsidiaries, the company has years of collective experience and professional expertise in the fields of research, location, and recovery of valuable shipwreck artifacts and cargo.